Exhibit 99.1

Newark, DE, May 10, 2005 — (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for the quarter ended March 31, 2005 were $0.24 and $0.23, respectively, as compared to $0.18 for both in the comparable period in 2004. Revenues for the quarter were $9.9 million, up 12.7% from $8.8 million in 2004. Net income available to common stockholders was $954,000, compared to $715,000 last year, a 33.4% increase.

Dian C. Taylor, CEO and Chair of the Board said, “We are pleased to see the positive results generated by our growing wastewater activities. As planned, our wastewater operations are adding revenues and income to supplement our core utility operations.” Our non-utility revenues increased $260,000 compared to the same period last year. These revenues were primarily for wastewater system design and engineering work from our non-regulated subsidiary, Artesian Utility Development, Inc.

Water sales revenues increased 9.8% compared to the same quarter last year. The increased water sales revenues reflected temporary rate increases in effect in the current quarter related to our February 5, 2004 request that is pending before the Delaware Public Service Commission, and the addition of 1,120 metered customers in the past year. Offsetting these increases, the volume of water delivered to customers fell 1.3% compared to the same period last year, primarily due to the first quarter of 2005 containing one less calendar day than the leap year of 2004.

Operations and maintenance expenses increased $575,000, or 11.4%, compared to the same period last year. The increase was primarily due to increased employee payroll and benefit expenses and increased non-utility operating expenses associated with the increased non-utility revenues. The increase in operation and maintenance expense in the first quarter of 2005 was partially offset by decreased rate case related expenses compared to 2004 and a non-recurring reimbursement in 2004 for consulting expenses incurred by the Delaware Public Service Commission in connection with the review of supply conditions during the 2002 drought. Other income increased primarily as a result of increased dividend income from a cooperative bank.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. More than $155 million has been invested in Artesian’s utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of March 31, 2005, Artesian was serving approximately 71,300 metered customers, providing water service to about 232,000 residents (including contract services), representing approximately 28% of Delaware’s total population. Last year, Artesian distributed 7.2 billion gallons of water. Artesian serves its customers through 109 operating wells. Artesian’s water supply is treated at 52 different locations statewide. Artesian owns and maintains approximately 977 miles of water main throughout the state.

Contact: Nicki Taylor
Investor Relations
(302) 453-6943 ntaylor@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)

	(Unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004

Operating Revenues	$9,902	$8,787

Operating Expenses
Operations and Maintenance Expenses	5,632	5,057
Depreciation and Amortization	1,042	924
State & Federal Taxes	640	471
Property and Other Taxes	581	529

	7,895	6,981

Operating Income	2,007	1,806

Other Income, net	428	369

Income Before Interest Charges	2,435	2,175

Interest Charges	1,481	1,457

Net Income	954	718
Preferred Dividend Requirement	—	3

Net Income Applicable to Common Stock	$954	$715

Weighted Average Common Shares Outstanding – Basic	3,967,219	3,917,034
Net Income per Common Share – Basic	$0.24	$0.18

Weighted Average Common Shares Outstanding – Diluted	4,093,865	4,053,117
Net Income per Common Share – Diluted	$0.23	$0.18

Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)

	(Unaudited) March 31, 2005	December 31, 2004

ASSETS

Utility Plant, at original cost less accumulated depreciation	$215,847	$212,152

Current Assets	$8,717	$9,658

Regulatory and Other Assets	$5,265	$5,570

	$229,829	$227,380

CAPITALIZATION AND LIABILITIES

Stockholders’ Equity	$55,457	$54,943

Long Term Debt, Net of Current Portion	$82,495	$82,356

Current Liabilities	$18,447	$18,440

Advances for Construction	$22,151	$21,456

Contributions in Aid of Construction	$33,806	$33,426

Other Liabilities	$17,473	$16,759

	$229,829	$227,380